UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K
_________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2006

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-13817	11-2908692
(State or other jurisdiction ofincorporation or organization)	CommissionFile Number	(I.R.S. EmployerIdentification No)

11615 North Houston Rosslyn Houston, Texas		77086
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 931-8884

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 19, 2006, at the 2006 annual meeting of the stockholders of Boots & Coots International Well Control, Inc., the stockholders approved the adoption of the Boots & Coots 2006 Non-Employee Directors Stock Incentive Plan (the “2006 Plan”). The purposes of the 2006 Plan are to attract and retain highly qualified non-employee directors to perform services for the Company, to further align the interests of the non-employee directors with those of our stockholders, and closely link compensation with our performance. The 2006 Plan is administered by our Board of Directors.

The 2006 Plan authorizes the issuance of up to 750,000 shares of common stock of the Company, plus the 145,250 shares of common stock that remain available for grant under the Company’s 1997 Non-Employee Director Stock Option Plan Plan, which the 2006 Plan replaces. The 2006 Plan permits the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, or other forms of awards, as the Board may determine. The Board may issue options to participants, exercisable in whole or in such installments and at such times as may be determined by the Board. The exercise price of any options issued under the 2006 Plan shall not be less than 100% of the fair market value per share of common stock on the grant date, subject to certain limited exceptions. The term of any options granted shall be as specified by the Board, but no option shall have a term greater than ten years. Each award agreement embodying the award of an option shall set forth the extent to which the participant shall have the right to exercise the option following termination of the participant’s board service, which shall be determined at the discretion of the Board.

The Board may grant awards in the form of stock appreciation rights (SARs) in such numbers and at such times as it shall determine, and which shall vest and be exercisable in whole or in such installments and at such times as may be determined by the Board. The price at which SARs may be exercised shall be determined by the Board but shall not be less than 100% of the fair market value per share of common stock on the grant date. Upon exercise of the SARs, the participant shall be entitled to receive an amount equal to the excess of the aggregate fair market value of the shares of common stock with respect to which the award is exercised (determined as of the date of such exercise) over the aggregate exercise price of such shares.

The 2006 Plan adds to the 1997 Plan by providing for awards in the form of restricted stock, which may be granted in such numbers and at such times as the Board may determined. The restricted stock may have such restrictions as the Board deems advisable, including, without limitation, providing for vesting upon the achievement of specified performance goals and restrictions under applicable Federal or state securities laws. The Board may require a participant to pay a stipulated purchase price for each share of restricted stock it awards. Each award of restricted stock shall have an applicable restricted period imposed upon it, during which time the restricted stock shall be subject to forfeiture.

Restricted stock units may also be granted to participants in such numbers and at such times as the Board determines. Restricted stock units shall be subject to any such vesting and forfeiture provisions as the Board may determine. A participant shall not, however, be required to make any payment for restricted stock units. Each award of restricted stock units will be subject to a restricted period. A grant of restricted stock units may, at the Board’s discretion, include a tandem cash dividend right or dividend unit right grant.

2

Stock awards may be granted to participants upon such terms and conditions as the Board may determine. Shares of common stock issued pursuant to stock awards may be issued for cash consideration or for no cash consideration, as determined by the Board.

Unless previously terminated by the Board, the 2006 Plan will terminate at the close of business on September 18, 2016, after which time no further grants may be made under the 2006 Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned thereunto duly authorized.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

Date: September 25, 2006	By:	/s/ Gabriel Aldape
Gabriel Aldape
Chief Financial Officer

3